Exhibit 8

                            JOINT FILING AGREEMENT

               This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the "State-ment") filed on or about this date with respect to the benefi-cial ownership by the undersigned of shares of common stock, no par value per share, of National Re Corporation, a Delaware corporation, is being filed on behalf of the undersigned.

               Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the com-pleteness and accuracy of the information concerning such person contained therein; and that such person is not respon-sible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

               This Agreement may be executed in one or more counter-parts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

          Date: July 11, 1996

                                   GENERAL RE CORPORATION

                                   By:  /s/ Charles F. Barr
                                        _________________________________
                                        Name:  Charles F. Barr
                                        Title: Vice President, General
                                                Counsel & Secretary

                                   N ACQUISITION CORPORATION

                                   By:  /s/ Charles F. Barr
                                        _________________________________
                                        Name: Charles F. Barr
                                        Title: Vice President & Secretary